Exhibit 99.1

Contact

Lauren Burgos

Spotlight Marketing Communications

949.427.1399

lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires 350-Unit Self Storage Facility

Near Seattle

SEATTLE – (July 24, 2019) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust, announced today the acquisition of a 350-unit self storage facility in Redmond, Washington.

“This facility has established itself as a convenient self storage and retail services provider for the Redmond submarket of Seattle,” said Wayne Johnson, president and chief investment officer. “The facility has an irreplaceable location. Redmond has a high quality of life, with wealthy income levels and a diverse job base. We are very pleased to add this property to our growing portfolio of self storage facilities nationwide.”

Located at 23316 Redmond-Fall City Road NE, the property features gated entry, drive-up units, heated units, and 24/7 video surveillance. Constructed in 1997, the facility is comprised of approximately 48,000 net rentable square feet.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 17 self storage facilities comprising approximately 11,500 self storage units and 1.4 million net rentable square feet of storage space, as well as two parcels of land under development.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 350 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through a wholly owned subsidiary, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc. and other private programs. It is the ninth largest self storage company in the U.S., with approximately $1.4 billion of real estate assets under management, including 113 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 20 properties in 7 states where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 86,000 units and 9.9 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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